Exhibit 10.2

FOURTH AMENDMENT TO LEASE AGREEMENT

THIS FOURTH AMENDMENT TO LEASE AGREEMENT (the "Fourth Amendment"), is made this 21 day of February, 2012, by and between FUND XIII AND FUND XIV ASSOCIATES, a Georgia joint venture (as "Landlord") and Siemens Real Estate, a Division of Siemens Corporation (as "Tenant").

W I T N E S S E T H:

WHEREAS, NBS Orlando Quad 14, LLC ("NBS") and the Tenant's predecessor-in-interest, Siemens Shared Services, LLC, did enter into that certain Lease Agreement (the "Original Lease"), dated as of April 23, 2002, for space in that certain building (the "3500 Building") at 3500 Quadrangle Boulevard, Orlando, Florida, as more particularly described in the Original Lease.

WHEREAS, NBS did convey its interest in the Building and Original Lease to Landlord.

WHEREAS, the Lease was amended by that certain First Amendment to Lease Agreement (the "First Amendment"), dated as of August 27, 2007, for space at 3626 Quadrangle Boulevard, Orlando, Florida.

WHEREAS, the Lease was further amended by that certain Second Amendment to Lease Agreement (the "Second Amendment"), dated as of May 20, 2009.

WHEREAS, the Lease was further amended by that certain Third Amendment to Lease Agreement (the "Third Amendment"), dated as of August 23, 2011.

WHEREAS, the Original Lease as modified by the First, Second and Third Amendments, is herein sometimes collectively referred to as the "Lease".

WHEREAS, Landlord and Tenant desire to modify and amend the Lease, in the manner and for the purposes herein set forth.

NOW, THEREFORE, for and in consideration of the mutual covenants contained herein, and for Ten and No/100 Dollars ($10.00) and other good and valuable consideration, paid by the parties to one another, the receipt and sufficiency of which are acknowledged by the parties hereto, the parties hereto hereby covenant and agree as follows:

1.Effective Date. The effective date of this Fourth Amendment (the "Effective Date") shall be March 1, 2012. This Fourth Amendment shall be binding on the parties hereto upon the execution and delivery of this Fourth Amendment by all parties hereto, notwithstanding that the Effective Date shall be a later date.

2.Premises. Tenant hereby leases and rents from Landlord, and Landlord hereby leases and rents to Tenant, 52,125 rentable square feet in the 3500 building (the "Premises").

3.    Lease Extension Term. The term of lease for the Premises shall be extended by two (2) years and two (2) months (the "2014 Extension Term"), through April 30, 2014, unless sooner terminated in accordance with the Lease. Tenant has no further rights to extend or renew the term of the Lease.

4.    Base Rent. The Premises shall be leased at the rate of Base Rent on a per square foot per annum basis for the 2014 Extension Term, and Tenant hereby covenants and agrees to pay Landlord, the amounts as follow:

Period	Annual Base Rent (per square foot, per annum)	Monthly Base Rent
March 1, 2012	$16.50	$71,671.88
May 1, 2012	$15.00	$65,156.25
May 1, 2013	$15.50	$67,328.13

Such Base Rent, together with any applicable sales tax due or payable on Base Rent, shall be payable by Tenant at the times and in the manner that Rent is paid under the Original Lease, from and after the Effective Date. Upon request of either Landlord or Tenant, Landlord will forward to Tenant, Landlord's account information and wire transfer instructions so that Tenant can pay all Base Rent and Additional Rent by wire transfer of immediately available federal funds.

5.Operating Costs and Taxes. (a) Tenant's Share of Operating Costs, as defined in the Original Lease, shall be due from Tenant with respect to the Premises for the 2014 Extension Term, in the same manner and at the same time as such Operating Costs are due with respect to the Premises, under the Original Lease.

(b)    Tenant's Share of Taxes, as defined in the Original Lease, shall be due from Tenant with respect to the Premises for the 2014 Extension Term, in the same manner and at the same time as such Taxes are due with respect to the Premises, under the Original Lease.

(c)    Landlord may commence, institute, or maintain any action, proceeding or application in any court or body or with any governmental agency or authority for the purpose of appealing or changing the amount of Taxes for the Property. Tenant may reasonably request that Landlord appeal or challenge the amount of Taxes assessed upon the Property, and Landlord shall reasonably comply with such request in good faith. In the event any action initiated by Landlord is successful or a portion of the Taxes are refunded due to Tenant's pursuit of local jobs incentive programs or otherwise, Tenant shall receive an amount equal to any tax refund or credit obtained thereby to the extent of Tenant's Share of such Taxes, less the Tenant's Share of the cost of legal fees and other reasonable out of pocket expenses incurred by Landlord in connection with or as a part of the effort to receive such refund or credit.

6.No Tenant Improvement Allowance. Tenant has been in occupancy of and shall take and accept the Premises in its current, "as is" condition. Work in the Premises, if any, shall be performed under Tenant's supervision and direction (and Landlord shall not be responsible for such work). Work shall take place while Tenant is in occupancy of the Premises. Work shall be performed based upon plans approved by Landlord, in Landlord's reasonable discretion, at reasonable times, using contractors and subcontractors consented to by Landlord, in Landlord's reasonable judgment.

7.Landlord Access. (a) Landlord and its agents shall have the right to enter the Premises at all reasonable times (upon reasonable notice except in cases of emergency) for the purpose of examining or inspecting the same, provided, however, that Landlord shall not inspect the Premises more often than is commercially reasonable unless Landlord has given written notice to Tenant of a specific issue or problem with the Premises which Landlord knows or suspects to be present which, if not cured, would constitute a default under this Lease, to supply any service to be provided by Landlord to Tenant hereunder or any other tenants, to show the same to prospective purchasers of the Property, to show the same to prospective tenants for the Building, and make such alterations, repairs, improvements, or additions, whether structural or otherwise, to the Premises or to the Building as may be required of Landlord pursuant to this Lease or as Tenant and Landlord may otherwise agree. Landlord's entry to the Premises shall be subject to Tenant's reasonable security procedures in effect from time to time, and may require Landlord and its invitees to be accompanied by a Tenant representative, but the unavailability of a representative of Tenant during normal business hours may not be used to limit the entry rights of Landlord or its agents hereunder and, in commercially reasonable secure areas Tenant may require execution of commercially customary nondisclosure agreements or security clearance. Landlord shall use reasonable efforts on any such entry not to unreasonably interrupt or interfere with Tenant's use and occupancy of the Premises.

(b) Tenant acknowledges and accepts that signs and displays advertising the Premises for lease, may be placed at reasonable locations outside the Premises and around the 3500 Building by Landlord and its agents, and that there will also be created and distributed electronic and paper-based marketing materials, in support of such leasing efforts by Landlord and its agents.

8.Holdover at 3626 Quadrangle Blvd. Tenant is hereby granted the right to hold over past the end of its lease term in the 7,076 rentable square feet which Tenant currently occupies at 3626 Quadrangle Boulevard, for one (1) month (or until March 31, 2012), at the annual rental rate due from Tenant of $16.50 per rentable square foot per annum (or $9,729.50 due from Tenant for that one (1) month, plus amounts due under Article 5 of this Fourth Amendment). If Tenant does not vacate that space by March 31, 2012 and leave it in the condition required under the Lease, then the rent due from Tenant for that space shall be $19,459.00 per month, plus amounts due under Article 5 of this Fourth Amendment starting on and as of April 1, 2012. Such amount shall be due and payable on the 1st day of every month Tenant occupies such space, and shall not be prorated if Tenant does not remain in that space for the full month.

9.Broker Disclosure. Jones Lang LaSalle, a real estate broker licensed in the State of Florida, has acted for Landlord in this transaction and is to be paid a commission by Landlord pursuant to a separate agreement. The Princeton Group (Leo Orsi), a real estate broker licensed in the State of Florida, has acted as agent for Tenant in this transaction and is to be paid a commission by Landlord pursuant to a separate agreement. Landlord represents that it has dealt with no other broker other than the broker(s) identified herein. Landlord agrees that, if any other broker makes a claim for a commission based upon the actions of Landlord, Landlord shall indemnify, defend and hold Tenant harmless from any such claim. Tenant represents that it has dealt with no broker other than the broker(s) identified herein. Tenant agrees that, if any other broker makes a claim for a commission based upon the actions of Tenant, Tenant shall indemnify, defend and hold Landlord harmless from any such claim. If the State of Florida provides for broker liens, Tenant will cause its broker to execute a customary lien waiver, adequate under the law of the state where the Building is located, to extinguish any lien claims such broker may have in connection with this Fourth Amendment.

10.Tenant Entity. For the avoidance of doubt and notwithstanding the title of the Tenant as set forth in the first paragraph of this First Amendment, the Tenant entity under this Lease is Siemens Corporation, a Delaware corporation.

11.Estoppel Certificate. The last sentence of Section 33 of the Original Lease is hereby deleted. In no event will Tenant's failure to deliver an estoppel certificate or similar statement result in any statement or representation by Landlord being deemed conclusive upon Tenant; provided, however, that in lieu thereof, if Tenant fails to deliver an estoppel certificate as required under the Original Lease within the time period required under the Original Lease, then Landlord may send a 2nd notice to Tenant, indicating in that notice and request, in all capital letters, that it is a "SECOND NOTICE AND REQUEST" to Tenant, to deliver an estoppel certificate to Landlord, and if Tenant fails to deliver an estoppel certificate as required under the Original Lease within five (5) business days after such 2nd notice, then Tenant shall owe and pay to Landlord $350.00 per day after said fifth (5th) business day, for every day until the required estoppel certificate is delivered by Tenant, as liquidated damages and not as a penalty, such amount representing Landlord's reasonable estimate of loss in not receiving such estoppel certificate on a timely basis from Tenant.

12.Waiver of Landlord Lien. Landlord hereby expressly waives and releases any and all contractual liens and security interests or constitutional and/or statutory liens and security interests arising by operation of law to which Landlord might now or hereafter be entitled on all the property of Tenant or any affiliate of Tenant which is now or hereafter placed in or upon the Premises (except for judgment liens that may arise in favor of Landlord).

13.Mortgage. Landlord represents and warrants that as of the date hereof, there is no mortgage or deed of trust that encumbers the real property of which the Premises is a part.

14.Defined Terms. Capitalized terms not defined herein shall have the same meaning as set forth in the Original Lease.

15.No Other Modifications. Except as expressly modified by this Fourth Amendment, the Lease remains unmodified and in full force and effect.

16.Transfer, Successors and Assigns. This Fourth Amendment shall inure to the benefit of and shall be binding upon Landlord, Tenant, and their respective transfers, successors and assigns.

17.Time of Essence. Time is of the essence of this Fourth Amendment.

18.Florida Law. This Fourth Amendment shall be construed and interpreted under the laws of the State of Florida.

19.Corporate Conduct Covenants. Landlord shall make a commercially reasonable effort to comply with the principles and requirements of the “Corporate Code of Conduct” attached hereto as Exhibit “A”, and by this reference incorporated herein (the “Code of Conduct”). If requested by Tenant, Landlord shall not more than once a year either, at Landlord's option, provide Tenant with (i) a written self-assessment in the form provided by Tenant, or (ii) a written report describing the actions taken or to be taken by Landlord to act in compliance with the Code of Conduct.

[SIGNATURES ON THE FOLLOWING PAGES]

IN WITNESS WHEREOF, the undersigned have caused this Fourth Amendment to be executed under seal and delivered, on the day and year first above written.

"Landlord"

FUND XIII AND FUND XIV ASSOCIATES, a Georgia joint venture

By:	Wells Real Estate Fund XIII, L.P., a Georgia limited partnership

By:	Wells Capital, Inc., a Georgia corporation, its general partner

By: /s/ Randall D. Fretz
Name:    Randall D. Fretz
Title: Sr. Vice President

By:	Wells Real Estate Fund XIV, L.P., a Georgia limited partnership

By:	Wells Capital, Inc., a Georgia corporation, its general partner

By: /s/ Randall D. Fretz
Name:    Randall D. Fretz
Title: Sr. Vice President

[TENANT'S SIGNATURE ON FOLLOWING PAGE]

[TENANT SIGNATURE PAGE FOR FOURTH AMENDMENT TO LEASE AGREEMENT]

"Tenant"

Siemens Corporation, a Delaware corporation

By: /s/ Michael Kruklinski
    Its: Michael Kruklinski
Head of SRE Cluster NA

Attest:    /s/ A. Tuzzolo
Its: A. Tuzzolo

By: /s/ Sherri Farinaro
Its: Sherri Farinaro 3/16/12
Head of BA SRE REgion

Attest:    /s/ Christine K. Rivera
Its: Christine K. Rivera

EXHIBIT A

CORPORATE CODE OF CONDUCT
This Code of conduct defines the basic requirements placed on Siemens' landlords (herein referred to as “Lessor”) and other providers of goods and services and their responsibilities toward their stakeholders and the environment.

The Lessor declares herewith:

•	Legal compliance
◦To comply with the laws of the applicable legal system(s).

•	Prohibition of corruption and bribery

◦
Not to engage in any form of corruption or bribery, including any payment or other form of benefit conferred on any government official for the purposes of influencing decision making in violation of law.

•	Respect for the basic human rights of employees

◦	To promote equal opportunities for and treatment of its employees irrespective of skin color, race, nationality, disabilities, sexual orientation, political, or religious conviction, sex or age;
◦To refuse to employ or make anyone work against his will;

◦	To refuse to tolerate any illegal treatment of employees, such as mental cruelty, sexual harassment, or discrimination;

◦	To prohibit illegal personal behavior in the workplace, including improper gestures, language, and physical contact that is sexual, coercive, threatening, abusive, or exploitative;

◦	To provide legally proper remuneration and to guarantee the applicable statutory minimum wage;
◦To comply with statutory wage requirements; and

◦	To recognize, as far as legally possible, the right to free association of employees.

•	Prohibition on child labor

◦	To comply with all international child labor laws.

•	Health and safety of employees

◦	Use reasonable efforts to control workplace hazards and take reasonable precautionary measures to prevent accidents and occupational diseases.

•	Environment protection

◦	To act in accordance with the applicable statutory and international standards regarding environmental protection; and

◦	To use reasonable efforts to minimize environmental pollution.

•	Supply chain

◦	Use reasonable efforts to comply with the principals of non discrimination with regard to supplier selection and treatment.